                                  AMRESCO, INC.

                   EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS


                                   Three Months Ended      Nine Months Ended
                                   September 30, 1995     September 30, 1995
                                   ------------------     ------------------
Net income                              $5,196,000            $14,855,000
                                        ==========            ===========
PRIMARY
  Weighted average shares outstanding   24,132,895             23,928,519

  Net effect of dilutive stock
   options based on the Treasury stock
   method using average market price       544,894                501,303
                                        ----------            -----------
    Total                               24,677,789             24,429,822
                                        ==========            ===========

Earnings per share                           $0.21                  $0.61
                                        ==========            ===========

FULLY DILUTED (a)
  Weighted average shares outstanding   24,132,895             23,928,519
  Net effect of dilutive stock options
   based on the Treasury stock  method
   using the higher of average or
   ending market price                     674,685                603,227
                                        ----------            -----------
    Total                               24,807,580             24,531,747
                                        ==========            ===========

Earnings per share                           $0.21                  $0.61
                                        ==========            ===========


(a) FULLY DILUTED EARNINGS PER SHARE IS NOT PRESENTED FOR ANY PERIOD IN THE FINANCIAL STATEMENTS AS IT IS LESS THAN 3% DILUTIVE AND IS, THEREFORE, NOT REQUIRED TO BE SHOWN UNDER ACCOUNTING PRINCIPLES BOARD OPINION NO. 15.